OMB APPROVAL Number: 3235-0145
Expires: October 31, 2002
						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13G
				Under the Securities Exchange Act of 1934
					(Amendment No. ____4_______)*

                                Vestcom International, Inc.
						(Name of Issuer)

                                      Common Stock
					(Title of Class of Securities)

                                      924904 10 5
						(CUSIP Number)

                                   December 31, 2001
                  (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
      [   ]Rule 13d-1(b)
      [   ]Rule 13d-1(c)
      [ x  ]Rule 13d-1(d)

CUSIP No. ...924904 10 5

1.Names of Reporting Persons. ....Gary J Marcello

2. Check the Appropriate Box if a Member of a Group (See Instructions): n/a

3.SEC Use Only

4.Citizenship or Place of Organization ..............United States

Number of Shares Beneficially Owned by Each Reporting Person With

5.Sole Voting Power            298,000

6.Shared Voting Power          526,652

7.Sole Dispositive Power       298,000

8.Shared Dispositive Power     526,652

9.Aggregate Amount Beneficially Owned by Each Reporting Person    824,652

10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares : n/a

11.Percent of Class Represented by Amount in Row (9) ........9.1%

12.Type of Reporting Person (See Instructions)   IN



                                       Page 2

Item 1.
       (a)Name of Issuer:                            Vestcom International, Inc.
       (b)Address of Issuer's Principal Executive Offices :  5 Henderson Drive,
                                                         West Caldwell, NJ 07006

Item 2.
       (a)Name of Person Filing:               Gary J. Marcello
       (b)Address Principal Business Office:PO Box 1108, Dover, NJ 07802
       (c)Citizenship:                         United States
       (d)Title of Class of Securities:        Common Stock
       (e)CUSIP Number:                        924904 10 5

Item 3.If this statement is filed pursuant to 240.13d-1(b) or
      240.13d-2(b) or (c), check whether the person filing is a:   n/a

       (a)[ ]Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
       (b)[   ]Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
       (c)[ ]Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
       (d)[ ]Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
       (e)[   ]An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);
       (f)[ ]An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);
       (g)[ ]A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);
       (h)[ ]A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
       (i)[ ]A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
       (j)[   ]Group, in accordance with 240.13d-1(b)(1)(ii)(J).





















						Page 3

Item 4.Ownership.
      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a)Amount beneficially owned:                                824,652.
       (b)Percent of class:                                            9.1%.
       (c)Number of shares as to which the person has:
        (i)Sole power to vote or to direct the vote                 298,000.
        (ii)Shared power to vote or to direct the vote              526,652.
        (iii)Sole power to dispose or to direct the disposition of  298,000.
        (iv)Shared power to dispose or to direct the disposition of 526,652.

Item 5.Ownership of Five Percent or Less of a Class:   n/a

Item 6.Ownership of More than Five Percent on Behalf of Another Person: n/a

Item 7.Identification and Classification of the Subsidiary Which Acquired
       the Security Being Reported on By the Parent Holding Company:      n/a

Item 8.Identification and Classification of Members of the Group:     n/a

Item 9.Notice of Dissolution of Group:    n/a

Item 10.Certification:     n/a


                                  SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 30, 2001

Signature:     Gary J. Marcello

      							Name/Title:    Gary J. Marcello



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.
NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See 240.13d-7 for other parties for whom copies are to be sent.
      Attention:Intentional misstatements or omissions of fact constitute Federal criminal violations
      (See 18 U.S.C. 1001)


http://www.sec.gov/divisions/corpfin/forms/13g.htm
Last update: 06/04/2001